Exhibit 5.1

2727 NORTH HARWOOD STREET • DALLAS, TEXAS 75201.1515

TELEPHONE: +1.214.220.3939 • JONESDAY.COM

June 11, 2024

Kaiser Aluminum Corporation

1550 West McEwen Drive, Suite 500

Franklin, Tennessee 37067

Re:	Registration Statement on Form S-8 filed by Kaiser Aluminum Corporation

Ladies and Gentlemen:

We have acted as counsel for Kaiser Aluminum Corporation, a Delaware corporation (the “Company”), in connection with the registration of an additional 649,519 shares (the “Additional 2021 Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), that may be issued pursuant to the Kaiser Aluminum Corporation 2021 Equity and Incentive Compensation Plan, as amended and restated effective June 11, 2024 (the “2021 Plan”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Additional 2021 Shares that may be issued or delivered and sold pursuant to the 2021 Plan and authorized forms of stock option, restricted stock, restricted stock unit or other applicable agreements thereunder (the “Award Agreements”) will be, when issued or delivered and sold in accordance with such 2021 Plan and Award Agreements, validly issued, fully paid and nonassessable, provided that the consideration for the Additional 2021 Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Additional 2021 Shares pursuant to the 2021 Plan and Award Agreement will be in full force and effect at all times at which such Additional 2021 Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions. In rendering the opinion above, we have assumed that each award under the 2021 Plan will be approved by the Board of Directors of the Company or an authorized committee thereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Additional 2021 Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

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